Exhibit 99.1

	FOR:	Jarden Corporation

	CONTACT:	Martin E. Franklin
Chairman and
Chief Executive Officer
914-967-9400

Investor Relations:
Erica Pettit
Press:
Evan Goetz/Melissa Merrill
Financial Dynamics
FOR IMMEDIATE RELEASE		212-850-5600

JARDEN CORPORATION SUCCESSFULLY COMPLETES REFINANCING

Rye, New York – February 14, 2007 – Jarden Corporation (NYSE: JAH) today announced that it has successfully completed its previously announced debt refinancing plan. As part of the refinancing, Jarden issued and sold $550 million of its 7 1/2% Senior Subordinated Notes due 2017 (the “Initial Notes”) on February 13, 2007 and an additional $100 million of it 7 1/2% Senior Subordinated Notes due 2017 (the “Additional Notes”) today. Jarden also announced today that on February 13, 2007, it completed the previously announced amendment of its existing senior credit facility and, as of today, Jarden, as part of its previously announced tender offer and consent solicitation, has purchased approximately $167 million, or approximately 93% of the aggregate principal amount of its outstanding 9 3/4% Senior Subordinated Notes due 2012 (the “2012 Notes”) with a portion of the net proceeds from the sale of the Initial Notes. As a result of the purchase, the supplemental indenture dated as of February 12, 2007 with respect to the 2012 Notes became operative on February 13, 2007.

Jarden intends to use the remaining proceeds from the sale of the Initial Notes and the Additional Notes to purchase any remaining 2012 Notes tendered pursuant to the tender offer, pay down a portion of its term loan debt under its senior credit facilities and for general corporate purposes, which may include the funding of capital expenditures and potential acquisitions.

The tender offer is scheduled to expire at 5:00 p.m. (New York City time) on February 27, 2007, unless such date is extended (the “Expiration Date”). Holders of the 2012 Notes who tender their 2012 Notes at or prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration set forth in the Offer to Purchase and Consent Solicitation Statement but not the Consent Payment.

This announcement is not an offer to purchase, or a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any 2012 Notes. The Offer and Solicitations are being made solely pursuant to the Offer to Purchase and related Letter of Transmittal.

Jarden has retained Lehman Brothers Inc. to serve as Dealer Manager and Solicitation Agent, The Bank of New York to serve as Tender Agent and Global Bondholder Services Corporation to serve as Information Agent for the tender offer and consent solicitations. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 470-4200 (toll free) or (212) 430-3774 (collect), or in writing at 65 Broadway - Suite 74, New York, NY 10006.

Questions regarding the terms of the Offer to Purchase and Consent Solicitations should be directed to Lehman Brothers Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Initial Notes or Additional Notes, nor shall there be any sale of the Initial Notes or Additional Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A registration statement relating to the Initial Notes and Additional Notes automatically became effective on February 2, 2007, and the offering of the Initial Notes and the offering of the Additional Notes are being made by means of prospectus supplements.

Copies of the prospectus supplement for the Initial Notes may be obtained from: Lehman Brothers Inc., 745 Seventh Avenue, High Yield Capital Markets, 4th Floor, New York, NY 10019 or Citigroup Global Markets Inc., c/o Prospectus Department, 140 58th Street, Brooklyn, NY 11220.

Copies of the prospectus supplement for the Additional Notes may be obtained, when available, from: Lehman Brothers Inc., 745 Seventh Avenue, High Yield Capital Markets, 4th Floor, New York, NY 10019.

Electronic copies of the prospectus supplements also are available on the website of the Securities and Exchange Commission at http://www.sec.gov.

Jarden Corporation is a leading provider of niche consumer products used in and around the home. Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Loew-Cornell® and Pine Mountain®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Harmony®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain™; and Outdoor Solutions: Campingaz® and Coleman®. Headquartered in Rye, N.Y., Jarden has over 20,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings, securities offerings and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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